UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2012 (July 23, 2012)

InferX Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-51720	54-1614664
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

46950 Jennings Farm Drive
Suite 290, Sterling, VA	20164
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 444-6030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2012, Vijay Suri, President and CEO of the registrant ("InferX") and a member of its Board of Directors, resigned as President and CEO and from the Board of InferX. B.K. Gogia, the founder of InferX, remains as Chairman of the Board and has assumed the positions of Acting President and CEO of InferX. Mr. Gogia intends to form a new management team for InferX.

Item 5.01 Changes in Control of Registrant

A change in control of InferX occurred as a result of a dilutive issuance of shares on December 1, 2010 that was not disclosed to two holders of debentures issued by InferX, Fourth Street Fund, LP ("FSF") and Rahul Argade, an employee of InferX. InferX had sold 1,000,000 shares of common stock in December 2010 to an investor for $0.002 per share. This sale triggered rights under the debentures to convert debt into common stock at the same price. On December 23, 2009, FSF entered into a Debenture and Warrant Purchase Agreement with InferX (“FSF Purchase Agreement”). Pursuant to the FSF Purchase Agreement, InferX issued FSF an 8% Secured Convertible Debenture for the principal sum of $150,000 (the “FSF Debenture”). Similarly, on April 19, 2010, Argade entered into a Debenture and Warrant Purchase Agreement with InferX (“Agrade Purchase Agreement”) and pursuant to the Argade Purchase Agreement, InferX issued Argade an 8% Secured Convertible Debenture for the principal sum of $100,000 dated April 19, 2010 (the “Argade Debenture”). The FSF Debenture and the Argade Debenture (together “the Debentures”) have identical terms regarding the conversion of the debt into InferX common stock. The Debentures were convertible into shares of common stock at a conversion price equal to $0.20 per share (the “Initial Conversion Price”). The Debentures also provided that, in the event InferX sold any common stock or other equity securities at an effective price per share that was lower than the Initial Conversion Price (a “Dilutive Issuance”), the Initial Conversion Price for the Debenture holders would be reduced to the lower price per share charged in connection with the Dilutive Issuance. In addition, the Debentures obligated InferX to provide to FSF written notice of a Dilutive Issuance (the “Dilutive Issuance Notice”), which notice was required to include the issuance price and other pricing terms, within one business day following such an issuance. Regardless of whether InferX sent the required Dilutive Issuance Notice, the Debentures provided that the Debenture holders would automatically be entitled to receive the number of common stock at the Base Conversion Price for all conversions done on or the after the occurrence of a Dilutive Issuance.

Without knowledge of the Dilutive Issuance, FSF sent notices of conversion on January 19, 2011, May 19, 2011 and December 5, 2011. On each occasion, InferX honored FSF’s conversion request but utilized the Initial Conversion Price of $0.20 instead of the Base Conversion price of $0.002 per share. As a result of InferX’s failure to apply the Base Conversion Price to FSF’s conversions on January 19, 2011, May 19, 2011 and December 5, 2011, InferX failed to issue 57,737,870 shares of common stock due to FSF under the FSF Debenture.

On June 17, 2012, Rahul Argade notified InferX and Vijay Suri that he was converting $20,000 of principal and $21,397 in interest due into InferX common stock. Applying the Base Conversion Price that resulted from the Dilutive Issuance, InferX should have issued Rahul Argade 20,698,615 shares.

FSF has elected to receive only 22.52% or 13,000,000 of the shares due the Fund and to release InferX from any financial damages incurred.  The Fund has offered to place 77.48% or 44,737,870 of the shares due FSF into escrow for InferX to use to secure the necessary financing, incentivize additional management talent and make acquisitions.  A percentage of the escrowed shares to be mutually agreed to will be cancelled upon the settlement of  outstanding debt and past due salaries, certain intellectual property and patent enhancement of its current software products, and future financings.

Rahul Argade has elected to receive only 51.68% or 10,698,615 of the shares due to him  and to release InferX from any financial damages incurred.

Immediately prior to the issuance of the shares of InferX common stock under the Debentures, there are 20,669,453 shares issued and outstanding of which Vijay Suri owned 9,779,768 shares or 48.9% of the issued and outstanding shares of InferX. Following the conversion of the Debentures there will be 44,368,068 shares of InferX common stock issued and outstanding. FSF will own 13,250,000 shares directly, excluding the 44,737,870 escrowed shares discussed above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 23, 2012	InferX Corporation

	By:	/s/ B.K. Gogia
B.K. Gogia Acting President and CEO